Exhibit 99.1

AgFeed Industries Agrees to Acquire Multiple Commercial Hog Farms in China in a Favorable Market Environment

New York, New York --(MARKET WIRE)—May 16, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industry, today announced that the Company has entered into agreements to acquire majority ownership (on average more than 90%) of several commercial hog farms located in south China provinces where the population is among the wealthiest and live hog prices among the highest in the country. AgFeed has existing feed manufacturing facilities and an established management base in these regions.

AgFeed anticipates these acquisitions will close by early May 2008. AgFeed has agreed to pay, on average, less than 3 times projected 2008 net income for these businesses. AgFeed benefits from strong synergies between its premix feed and hog production businesses.

These new acquisitions are expected to generate approximately 390,000 in annual hog production for AgFeed. The Company anticipates that this additional production will add approximately 250,000 hog sales to its 2008 revenues. AgFeed previously provided guidance indicating that it would achieve approximately 120,000 hog sales in 2008 from its currently existing hog farm operations.

Hog prices in China have reached historical highs, rising more than 10% since the beginning of the year, due to hog shortages. The current market price for hogs is approximately $270 each based on an average hog weight of 105 kilograms. Coupled with relatively flat growth in the price for China’s domestically produced corn, a major hog feed component, due to China’s abundant domestic corn supply, AgFeed anticipates net income of approximately $75 per hog sold.

Songyan Li, Ph.D, AgFeed’s Chairman commented: "AgFeed continues to execute on our previously announced growth strategies. The positive steps taken today have moved us closer to our goal of becoming the largest, well managed commercial hog farm owner in China. The vast majority of pork sold in China is from daily slaughtered hogs. Our management team and high quality standards, together with high domestic demand and inflated hog prices, position AgFeed as an industry leader in China.”

AgFeed is also pleased to have hosted recent visits to our manufacturing facilities and Lushan breeder farm by representatives of its US law firm, Buchanan, Ingersoll & Rooney, as well as its strategic advisors Mr. Dennis Harms and Mr. Gerry Daignault of Spectrum Agribusiness, a leading advisor to world leaders in the food and agriculture industries.

Mr. Harms commented on his recent site visits: ”Our visit to China last week reinforces our belief that AgFeed is an ideal partner for entry into China. China has enormous consumer demand for fresh pork and the AgFeed business model has great potential for success in the Chinese marketplace. AgFeed’s hog farms are well positioned to supply fresh pork products to China’s consumers who prefer fresh pork grown locally, rather than imported or frozen pork products.   AgFeed has a solid management team executing on a superb platform of feed and hog producing facilities and represents a real strategic opportunity for progressive global agricultural companies wishing to grow in China.”

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Mr. Sam Zhou, Corporate Development
AgFeed Industries, Inc.
Tel: 011-86-13925912908
Email: info@agfeedinc.com